Exhibit 16.1

October 2, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated October 2, 2023, of AEON Biopharma, Inc. and are in agreement with the statements contained in the second through fourth paragraphs as reported under Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP